TRADING SYMBOLS:	August 27, 2008
In the U. S.: AMEX: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL PROVIDES CORPORATE UPDATE

BOISE, Idaho – August 27, 2008 (AMEX: HTM, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy company focused on the production of electricity from geothermal energy, announced a corporate update, on business conducted at their Annual General Meeting (“AGM”) and on the operating and development activities at their three main projects. The AGM was held on August 21st at the corporate headquarters in Boise, Idaho. All proposals submitted to shareholders for a vote were approved including renewing the Company’s slate of directors to serve for the coming year; authorizing the retention of Williams & Webster, P.S. as the Company’s auditor; and approving an amendment to the Company’s articles of incorporation to increase the number of authorized common shares to 250,000,000. No new shares were issued as a result of the amendment.

“The Company’s development is on track and we are successfully achieving targeted milestones as part of the implementation of our current business plan”, said Daniel Kunz, President and Chief Executive Officer.

Raft River
The Unit I power plant at Raft River is performing up to expectations during the hot summer conditions and is currently generating between 9.5 and 10.5 megawatts net (“MWs”) with a 99.9% operating availability for the past three months. Unit 1 is a water-cooled plant, which operates more efficiently than an air-cooled plant during the hot summer months when power rates under the Idaho Power Contract are 120% of the base rate. Well RRG-2 was taken off line for 20 days during July due to a pump failure, but is now back in service and operating at full capacity.

A new reservoir model has been completed and is now being used to plan future drilling operations required to increase the geothermal fluid flow rate to Unit I. The increased fluid rate is intended to bring annual average power output up to the designed capacity of 13 MWs. Drilling options under consideration, include adding additional legs to existing production wells or drilling a new production well and determining whether a new injection well will be needed to support increased production. Drilling to enhance power production from Unit I is expected to be part of the exploration efforts currently being planned for the spring of 2009.

San Emidio
Drilling has commenced on a new production well at San Emidio. Well SE-2 is intended to expand the resource in support of the new power plant that is planned to increase power production to 27 MWs. The new well has been drilled to a depth of 300 feet and the initial casing has been installed. The well’s projected final depth of 1,800 feet will target the current reservoir production zone. An Interconnection Feasibility Study, the first phase of determining transmission requirements for the project, was commissioned on August 1 with Sierra Pacific Power with a report due at the end of 45 days. Initial engineering and commercial activities are also underway for the new project.

The existing San Emidio power plant, which is water-cooled, is generating between 2.5 and 2.7 net MWs during the summer period.

Neal Hot Springs
An in-fill geophysical program is currently being completed to enhance subsurface structural definition within the geothermal field and improve targeting new production and injection wells. Well NHS-1 has been shut in and placed on standby. The company is awaiting permits from the State of Oregon to drill three additional wells for the purpose of defining the extent of the reservoir. The three planned wells have been located to demonstrate the potential size and production capability of the reservoir. Transmission studies are complete and preliminary engineering activities related to the power plant are underway.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada and completed testing a new well as part of its exploration activities at Neal Hot Springs in eastern Oregon.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Patrick Cusick – Media Relations
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	pcusick@peyron.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding potential energy resources and projects, anticipated production levels, development possibilities and drilling schedules for Raft River, San Emidio and Neal Hot Springs. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The American Stock Exchange and TSX do not accept responsibility for the adequacy of this release.